Sub-Item 77D: Policies with Respect to Security Investments

Effective April 25, 2016, the Goldman Sachs Income Builder Fund made certain enhancements to the Funds investment strategies. These changes are described in the supplement to the Fund s Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on April 25, 2016 (Accession No. 0001193125-16-554212), which is incorporated herein by reference.